Exhibit 1

                               NAVARRE CORPORATION
                 CONSOLIDATED UNAUDITED PRO FORMA BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

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

                                                                         PRO FORMA     PRO FORMA
                                                       MARCH 31, 1998   ADJUSTMENTS  MARCH 31, 1998
                                                         -----------------------------------------
                                                         (Unaudited)                   (Unaudited)
ASSETS
Current assets:
 Cash                                                   $     23                          $     23
 Accounts receivable, less allowance for
  doubtful accounts, and sales returns of $2,412          52,556                            52,556
 Inventories                                              23,188                            23,188
 Note receivable, officer                                    234                               234
 Prepaid expenses and other current assets                   961                               961
 Refundable Income Taxes                                   2,265                             2,265
                                                         -----------------------------------------
Total current assets                                      79,227                            79,227

Property and equipment, net of
 accumulated depreciation of $3,647                        2,957                             2,957
Other assets:
 Goodwill                                                  1,174                             1,174
 Other assets                                                331                               331
                                                         -----------------------------------------
Total assets                                              83,689                            83,689
                                                         =========================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Note payable to bank                                    32,445          (19,002)          13,443
 Current maturities of long-term debt                        162                               162
 Accounts payable                                         45,554                            45,554
 Accrued expenses                                          1,129                             1,129
                                                         -----------------------------------------
Total current liabilities                                 79,290          (19,002)          60,288

Minority interest in subsidiaries                           (110)                             (110)
Long-term debt, less current maturities                      181                               181

Shareholders' equity:
 Convertible Preferred stock, no par value: Authorized
  shares - 5,000,000, Issued and
  outstanding shares - None                                 --
  outstanding shares - 1,523,810                                           19,002           19,002
 Common stock, no par value: Authorized
  shares - 20,000,000, Issued and
  outstanding shares - 7,009,170                           8,113                             8,113
 Retained (deficit)                                       (3,558)                           (3,558)
 Unearned compensation                                      (227)                             (227)
                                                         -----------------------------------------
Total shareholders' equity                                 4,328           19,002           23,330
                                                         -----------------------------------------
Total liabilities and shareholders' equity                83,689             --             83,689
                                                         =========================================

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(1) This Consolidated Unaudited Pro Forma Balance Sheet at March 31, 1998 has
been adjusted to reflect the issuance by the Company of 1,523,810 shares of Class A Convertible Preferred Stock ("Preferred Stock") on, May 1, 1998 in a private placement to a group of investors for aggregate consideration of $20.0 million and the application of the net proceeds to reduce the borrowings under the Company's working capital credit facility. Apart from these adjustments, this Consolidated Unaudited Pro Forma Balance Sheet does not reflect any other changes occurring subsequent to March 31, 1998,